Exhibit 99.1

For Immediate Release

Maxygen Announces Management Changes

REDWOOD CITY, Calif., September 28, 2009 — Maxygen, Inc. (Nasdaq: MAXY) announced today that James Sulat, who currently serves as a director of the company, has been appointed to serve as Maxygen’s Chief Executive Officer, effective October 1, 2009. Mr. Sulat will replace Russell Howard, who has served as Maxygen’s Chief Executive Officer and as a director since June 1998. Dr. Howard will be leaving his positions as an officer and director of Maxygen on September 30, 2009. Larry Briscoe, Maxygen’s Chief Financial Officer, will also be departing the company on September 30, 2009. These management changes are being made as part of Maxygen’s restructuring in connection with the recently consummated joint venture transaction with Astellas Pharma Inc. Dr. Howard and Mr. Briscoe will each enter into consulting agreements with Maxygen and remain available to advise the company on various matters.

In addition to his role as Chief Executive Officer, Mr. Sulat will also assume the role of Chief Financial Officer and will continue to serve on Maxygen’s Board of Directors.

“Jim brings the right skill set to lead Maxygen as we move from a focus on drug research and development to a focus on managing Maxygen’s assets to maximize the return to our stockholders over the next few years,” said Isaac Stein, Maxygen’s Executive Chairman of the Board.

“The Board and employees of Maxygen are extremely grateful to Russell and Larry for their leadership and contributions over the past years,” added Mr. Stein. “We also appreciate their support in assuring continuity and the smooth transition of Maxygen’s new leadership.”

About Maxygen

Maxygen is a biopharmaceutical company focused on developing improved versions of protein drugs through both internal development and external collaborations and other arrangements. Maxygen uses its proprietary DNA shuffling technology and extensive protein modification expertise to pursue the creation of biosuperior proteins. www.maxygen.com

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Contact Maxygen:

  Linda Chrisman

  linda.chrisman@maxygen.com

  650.298.5351